Exhibit 99.1

Body Central Corp. Announces Second Quarter 2012 Financial Results

Revises Guidance for remainder of 2012

Jacksonville, FL - August 2, 2012 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the second quarter of 2012 and revised guidance for the reminder of the year.

Summary results for the thirteen weeks ended June 30, 2012:

•                  Net revenues for the quarter increased 6.3% to $79.4 million, compared to $74.7 million for the second quarter of fiscal 2011.

•                  Store sales rose 5.9% to $68.3 million due to net store unit growth of 16.3%, offset by a comparable-store sales decrease of 7.6%.

•                  Direct sales rose by 9.0% to $11.0 million from $10.1 million in the second quarter of fiscal 2011.

•                  Income from operations was $5.5 million as compared to $8.1 million in the second quarter of fiscal 2011. Income from operations as a percentage of net revenues decreased to 6.9% from 10.8% due to increased markdowns and negative comparable store sales in the second quarter of fiscal 2012.

•                  Net income was $3.4 million, or $0.21 per diluted share based on 16.4 million weighted-average shares outstanding as compared to net income of $5.3 million, or $0.33 per diluted share based on 16.2 million weighted-average shares outstanding in the second quarter of fiscal 2011.

•                  The Company opened 15 new stores and closed 1 store during the second quarter and operated 257 stores as of June 30, 2012.

Summary results for the twenty-six weeks ended June 30, 2012:

•                  Net revenues for the first half of fiscal year 2012 increased 9.0% to $162.0 million, compared to $148.7 million for the first half of fiscal 2011.

•                  Store sales rose 8.9% to $139.3 million due to net store unit growth of 16.3%, offset by a comparable-store sales decrease of 4.5%.

•                  Direct sales rose by 9.5% to $22.8 million from $20.8 million in the first half of fiscal 2011.

•                  Income from operations was $15.0 million as compared to $16.9 million in the first half of 2011. Income from operations as a percentage of net revenues decreased to 9.3% from 11.4% due to increased markdowns and negative comparable sales in the first half of fiscal 2012.

•                  Net income was $9.4 million, or $0.57 per diluted share based on 16.4 million weighted-average shares outstanding as compared to net income of $10.7 million, or $0.66 per diluted share based on 16.1 million weighted-average shares outstanding in the first half of fiscal 2011.

•                  The Company opened 19 new stores and closed 3 stores during the first half of fiscal 2012.

Allen Weinstein, Body Central’s President and CEO, stated: “Our second quarter sales and earnings were in line with our revised guidance. We believe that the shortfall in our retail business was due not only to our own missteps but also to the challenging retail environment. During the second quarter, we have reduced spring and summer inventory levels, began to flow fall merchandise into our stores, continued our test and reorder process and better-aligned inventory levels with sales expectations. Our direct business has had solid gains and we continue to make progress on executing several company-wide merchandising and operating initiatives. However, based on July sales trends and limited visibility for the remainder of the quarter, we have lowered our guidance for the second half of 2012.”

Balance Sheet highlights as of June 30, 2012:

Cash, cash equivalents and short-term investments were $42.0 million at the end of the second quarter compared to $29.2 million in the second quarter of the prior year.

The Company continues to have no long-term debt.

Inventories at the end of the second quarter were $18.1 million in both the second quarter of fiscal 2012 and 2011.  On an average store basis, inventory values were down 7.8% from second quarter fiscal 2011 levels.

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-Q with the SEC.

Outlook

For the third quarter of fiscal 2012, the Company now expects comparable sales to decrease  12 to 14 percent, net revenues in the range of $68 million to $70 million and diluted earnings per share in the range of $0.02 to $0.04, based on diluted weighted-average shares outstanding of 16.4 million.

For the full fiscal year, the Company now expects comparable sales to decrease 8 to 10 percent,  net revenues will be in the range of $314 million to $317 million and diluted earnings per share in the range of $0.80 to $0.83, based on diluted weighted-average shares outstanding of 16.4 million.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 2, 2012, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 2407448. The replay is available until August 16, 2012. A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of August 2, 2012 the Company operated 258 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

CONTACT:

Tom Stoltz

Executive Vice President and Chief Financial Officer

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations;  (6) our dependence on a strong brand image; (7) our direct business growing consistently with our growth strategy; (8) our information technology systems supporting our business; (9) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (10) our dependence upon key executive management or our inability to hire or retain additional personnel;  (11) disruptions in our supply chain and distribution facility; (12) our lease obligations; (13) our reliance upon independent third-party transportation providers for all of our product shipments; (14) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (15) the seasonality of our business; (16) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (17) the impact of governmental laws and regulations and the outcomes of legal proceedings;  (18) our maintaining effective internal controls; and (19) our ability to protect our trademarks or other intellectual property rights.

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
	(in thousands, except share
	and per share data)
Net revenues	$79,355	$74,670	$162,036	$148,654
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	54,622	48,619	108,041	95,870
Gross profit	24,733	26,051	53,995	52,784
Selling, general and administrative expenses	17,852	16,695	36,102	33,396
Depreciation and amortization	1,385	1,270	2,862	2,473
Income from operations	5,496	8,086	15,031	16,915
Interest income, net of interest expense	—	(7)	(7)	(12)
Other income, net of other expense	(15)	(122)	(58)	(166)
Income before income taxes	5,511	8,215	15,096	17,093
Provision for income taxes	2,062	2,897	5,708	6,360
Net income	$3,449	$5,318	$9,388	$10,733

Basic	$0.21	$0.34	$0.58	$0.68

Diluted	$0.21	$0.33	$0.57	$0.66

Weighted-average common shares outstanding:
Basic	16,180,104	15,816,541	16,152,007	15,794,562

Diluted	16,364,447	16,181,665	16,361,514	16,144,142

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	July 2,
	2012	2011
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$26,447	$29,229
Short-term investments	15,601	—
Accounts receivable	1,058	741
Inventories	18,103	18,079
Prepaid expenses and other current assets	6,518	3,475
Deferred tax asset, current	1,793	1,974
Total current assets	69,520	53,498

Property and equipment, net of accumulated depreciation and amortization	26,182	19,318
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization	16,395	16,835
Other assets	106	102
Total assets	$133,711	$111,261
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,054	$14,482
Accrued expenses and other current liabilities	15,465	12,610
Total current liabilities	25,519	27,092
Other liabilities	7,392	6,887
Deferred tax liability, long-term	4,001	4,598
Total liabilities	36,912	38,577
Commitments and contingencies
Stockholders’ equity	96,799	72,684
Total liabilities and stockholders’ equity	$133,711	$111,261

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twenty-Six Weeks Ended
	June 30,	July 2,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income	$9,388	$10,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,862	2,473
Deferred income taxes	(64)	(171)
Tax benefits from stock-based compensation	(709)	(1,850)
Stock based compensation	1,288	494
Amortization of premiums and discounts on investments, net	152	—
Loss on disposal of property and equipment	58	6
Changes in assets and liabilities:
Accounts receivable	1,549	517
Inventories	3,038	290
Prepaid expenses and other current assets	(2,225)	458
Merchandise accounts payable	(6,444)	(398)
Accrued expenses and other current liabilities	(2,434)	(760)
Income taxes	—	617
Other liabilities	(492)	1,753
Net cash provided by operating activities	5,967	14,162
Cash flows from investing activities
Purchases of property and equipment	(6,812)	(4,449)
Purchases of short-term investments	(16,885)	—
Proceeds from sales of short-term investments	100	—
Maturities of short-term investments	1,025	—
Net cash used in investing activities	(22,572)	(4,449)
Cash flows from financing activities
Proceeds from common stock offering, net of issuance costs	—	1,074
Proceeds from exercise of stock options	350	390
Tax benefits from stock-based compensation	709	1,850
Net cash provided by financing activities	1,059	3,314
Net (decrease) increase in cash and cash equivalents	(15,546)	13,027
Cash and cash equivalents
Beginning of year	41,993	16,202
End of period	$26,447	$29,229